Exhibit 10.2

VRS / BOREALIS
ENGAGEMENT LETTER

March 27, 2026

Borealis Foods, Inc.

1540 Cornwall Rd. #104

Oakville, Ontario, Canada L6J 7W5

Attention: Reza Soltanzadeh, Chief Executive Officer

Dear Reza:

This letter agreement (the “Agreement”) will confirm that Borealis Foods, Inc. together with its affiliates and subsidiaries (the “Company”), which previously engaged VRS Restructuring Services, LLC (“VRS”) to act as the Company’s financial advisor pursuant to an engagement letter between the Company and VRS dated December 4, 2025, shall provide Jeffrey T. Varsalone, Senior Managing Director to serve as the Chief Restructuring Officer (the “CRO”) for the Company (the “Engagement”).

1)	Scope of Services. The CRO shall report to the Company’s Board of Directors and work collaboratively with senior management and other advisors and counsel to assist the Company in implementing one or more strategic restructuring transactions. Through the CRO, VRS shall provide restructuring services to the Company including, but not limited to, the following areas:

a)	analyzing the business, operations and financial condition of the Company;

b)	managing short term liquidity, including developing and managing a 13 week cash flow forecast, variance reporting, and approval of weekly disbursements;

c)	exercising general authority to take any and all actions for and on behalf of the Company, including, without limitation, approving budgets, approving other operational strategies or matters, negotiating, documenting, and consummating any new financings, refinancings, debt issuances, and equity issuances, or any other transaction contemplated in the capital plan delivered in accordance with a forbearance agreement entered into by and between the Company and its senior lender;

d)	holding a weekly status call with the Company’s senior lender and its advisors to discuss the the Company’s restructuring efforts, operational matters, and strategies for satisfying the Company’s obligations to the senior lender;

e)	preparing other financial analyses and determining restructuring strategy;

f)	assisting the Company and its counsel in negotiations with various parties-in-interest; and

g)	supporting the Company in such matters as the board of directors of the Company shall request or require from time to time.

1)	Fees. Fees for the Engagement will be charged on an hourly basis pursuant to the following rate schedule:

Team Member Level	Hourly Rate
Sr. Managing Director / Managing Director	$725 - $925
Director / Vice President	$525 - $725
Sr. Associate / Associate	$325 - $525

2)	Retainer & Invoices. The Company will pay VRS a retainer of $100,000 USD prior to the commencement of the Engagement. VRS shall bill the Company on a weekly basis and weekly invoices shall be applied against the retainer. If and when VRS determines that the retainer is insufficient to support continuing services, VRS will request that the retainer be refreshed in an amount sufficient to support continued services. VRS reserves the right to suspend providing services if VRS and the Company cannot agree upon an additional retainer sufficient to support continued services.

3)	Expense Reimbursement. In addition to paying the Fees, the Company will reimburse VRS for all reasonable out-of-pocket expenses incurred by in connection with this Agreement including, without limitation, travel, lodging, document preparation, printing, and Engagement-related legal fees and costs. Expenses shall be itemized and included on the weekly invoices applied against the retainer.

4)	Term. This Agreement shall have an initial term of 45 days (the “Initial Term”) and thereafter shall continue (such Initial Term and the entire period of continuation is called the “Term”) until terminated, (a “Termination”), for any reason, by written notice to the other party specifying the date of termination (the “Termination Date”), which date shall be at least five (5) business days after the giving of such notice. Sections 6 and 7 of this Agreement shall survive termination of this Agreement.

5)	Indemnification. In consideration of, and as a condition precedent to VRS’s undertaking the Engagement, the Company agrees that in the event that any of VRS, the respective members, directors, managers, partners, officers, contractors, agents or employees of VRS, or any affiliate of any of the foregoing (each, an “Indemnified Person”) becomes involved in any action, claim, suit, investigation or proceeding (each, a “Proceeding”), actual or threatened, brought by or against any person, including stockholders, members or partners of the Company, in connection with the Engagement, the Company will reimburse such Indemnified Person for any losses, claims, fees (including fees of legal counsel and other professional advisors), expenses, damages or liabilities related to such Proceeding (collectively, “Losses”) including, without limitation, Losses incurred in investigating, responding to third party subpoenas, serving as a witness, making an Indemnified Person available to serve as a witness, or enforcing the Engagement, as such expenses are incurred; provided, however, that if it is finally determined by a court or arbitral tribunal (each, a “Court”) that any Loss of any Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of VRS in performing the Engagement, VRS will repay the portion of such Loss attributable thereto.

The Company also agrees that neither VRS nor any other Indemnified Person shall have any liability to the Company or any person asserting claims on behalf or in right of the Company in connection with or as a result of the Engagement or any matter referred to in the Engagement, except to the extent that any Losses incurred by the Company are finally determined by a Court to have resulted primarily and directly from the willful misconduct or gross negligence of VRS in performing the services that are the subject of the Engagement. In no event shall VRS or any other Indemnified Person be responsible for any indirect, special or consequential damages, even if advised of the possibility thereof.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

6)	D&O Insurance. At the request of VRS, the Company shall provide VRS with a copy of its current D&O Insurance policy, a certificate of insurance evidencing it is in full force and effect, and any other documents VRS may reasonably request evidencing such coverage. The Company shall add any VRS personnel serving as chief restructuring officer, in any other interim management role or as a director as the case may be, to such D&O Insurance policy and shall maintain D&O coverage for such VRS personnel for so long as claims may be made against them on account of their role as an officer and / or director of the Company. The Company disclaims any right to distribution on behalf of such VRS personnel. In the event the Company does not maintain reasonably satisfactory insurance covering any VRS personnel serving as chief restructuring officer, in any other interim management role or as a director, as the case may be, at any point during this Engagement, VRS reserves the right to purchase a separate D&O policy that will cover VRS personnel only, the reasonable cost of which shall be reimbursed to VRS by the Company, invoiced as an out of pocket expense.

7)	Miscellaneous.

a)	This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

b)	This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

c)	This Agreement may be executed in counterparts each of which shall be deemed an original and all of which, taken together, shall comprise one and the same Agreement. This Agreement may be executed by the delivery of signatures by facsimile or other electronic means.

d)	If any term, provision or covenant of the Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and covenants contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

e)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York (without regard to its conflicts of law principles). The parties hereby irrevocably consent to the exclusive jurisdiction of any New York state court or United States federal court sitting in New York over any action or proceeding arising out of or relating to this Agreement; provided that from and after the commencement of any bankruptcy case, the parties also irrevocably consent to the exclusive jurisdiction of any court (including the United States Bankruptcy Court) where such bankruptcy case is pending regarding the interpretation and enforcement of this Agreement. Solely for purposes of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Person. VRS and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its security holders and creditors) irrevocably agree to waive all rights to trial by jury.

f)	After the Engagement has been completed and publicly disclosed by the Company, VRS may refer to it in traditional “tombstone” announcements and/or its professional promotional materials (in each case, subject to the Company’s prior written approval and) in a manner that does not disclose non-public terms or information and is consistent with applicable securities laws and stock exchange rules. In connection therewith, VRS may use the Company’s corporate logo (including electronic versions thereof) in VRS’s advertising or promotional materials, subject to the Company’s prior written consent.

g)	VRS represents and warrants that it is aware of, acknowledges, and understands that the Parent is a public company with its securities listed on NASDAQ and that the Company is subject to U.S. federal securities laws, rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), and the rules of NASDAQ, including, without limitation, rules concerning public disclosure, maintenance of effective disclosure controls and procedures, corporate governance, related party transactions, and insider trading. VRS shall, and shall cause its personnel and agents to, (i) comply with all applicable U.S. federal and state securities laws and regulations, including Regulation FD and insider trading prohibitions, and NASDAQ listing rules, in connection with the Engagement; (ii) comply with the Company’s insider trading policy, Regulation FD policy, code of conduct, information barrier policies, and any other written policies relevant to the Engagement as provided by the Company; (iii) not trade in, recommend, or cause any other person to trade in, the securities of the Company or any derivative thereof while in possession of material nonpublic information (“MNPI”) or in violation of applicable law or Company policy; and (iv) implement and maintain reasonable and customary information barriers, confidentiality controls, and recordkeeping practices designed to prevent unauthorized disclosure or misuse of MNPI.

h)	VRS shall maintain the confidentiality of all proprietary and/or non-public information it receives from or with respect to the Company during its engagement hereunder in a commercially reasonable manner and in full compliance with all applicable securities laws, Regulation FD and NASDAQ rules, and may only use such information for the purposes contemplated hereby. Furthermore, VRS may be provided highly confidential and/or attorney-client privileged and/or attorney work product documents and communications from the Company and/or its other advisors (including attorneys), and VRS (and its personnel) agrees to maintain the privileged and/or protected nature of such documents and communications and that receipt of such documents and/or information from the Company and/or its other advisors (including attorneys) shall not be deemed a waiver of any such privilege, attorney work-product or other confidential designations and/or protections. VRS shall not disclose any MNPI to any third party, specifically excluding the Company’s senior lender and its attorneys and other advisors, except (1) with the Company’s prior written authorization, (2) pursuant to a written confidentiality agreement imposing obligations at least as protective as those set forth herein, and (3) in a manner consistent with Regulation FD and applicable law.

i)	VRS acknowledges that all decisions regarding the timing and content of the Parent’s public disclosures, SEC filings, and NASDAQ communications shall be made exclusively by the Parent. VRS will promptly notify Pouneh Rahimi the Company’s Chief Legal officer (e- mail: prahimi@Borealisfoods.com) if VRS becomes aware of any circumstance that VRS believes may require consideration of a public disclosure or filing by the Parent, but VRS shall have no authority to determine or make any such disclosure or filing. Any written materials prepared by VRS that may reasonably be expected to be used in investor, creditor, or public communications shall be submitted to the Company for its review and prior written approval.

j)	Upon the earlier of the Company’s request or termination of this Agreement, VRS shall promptly return or destroy (at the Company’s election) all non-public Company information in its possession or control, subject to customary rights to retain one archival copy for legal or compliance purposes, which shall remain subject to the confidentiality obligations herein.

Please countersign a copy of this letter to confirm your agreement to its terms. We look forward to working with you.

Very truly yours,

VRS RESTRUCTURING SERVICES, LLC

By:	/s/ Jeffrey T. Varsalone
Jeffrey T. Varsalone
Managing Member

AGREED TO AND ACCEPTED:

BOREALIS FOODS, INC.

By:	/s/ Reza Soltanzadeh
Reza Soltanzadeh
Chief Executive Officer